Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLORADO

Honorable Marcia S. Krieger

Case No. 07cv-00459 (MSK-MJW)

WEST COAST MANAGEMENT & CAPITAL,

LLC, Derivatively, on behalf of Nominal

Defendant CARRIER ACCESS

CORPORATION,

Plaintiff,

v.

ROGER L. KOENIG,

TIMOTHY R. ANDERSON,

NANCY PIERCE,

JOHN W. BARNETT, JR.,

DAVID R. LAUBE,

MARK FLOYD,

THOMAS C. LAMMING,

KELD, LLC and

LANCE W. LORD,

Defendants.

and

CARRIER ACCESS CORPORATION,

Nominal Defendant.

NOTICE OF PENDENCY OF SETTLEMENT OF DERIVATIVE ACTION

TO:	ALL SHAREHOLDERS OF CARRIER ACCESS CORPORATION:

YOU ARE HEREBY NOTIFIED that on January 28, 2008, at 1:30 p.m. in the Courtroom of United States District Judge Marcia S. Krieger, Alfred A. Arraj United States Courthouse, Courtroom A901, 901 19th Street, Denver, Colorado, 80294-3589, a proposed settlement of the above entitled Shareholder Derivative Action will be presented to the Court for final approval pursuant to Federal Rule of Civil Procedure 23.1.

At the hearing the Court will consider whether the proposed settlement is in the best interest of Carrier Access Corporation (“Carrier Access”), for whose benefit the Derivative Action was brought, and should be approved as fair, reasonable and adequate; whether a final judgment should be entered dismissing the Derivative Action with prejudice and releasing all claims against the Defendants that were or could have been asserted in the action; and whether fees and expenses sought to be reimbursed as part of the proposed settlement should be approved. This notice is being sent to you as a Carrier Access shareholder to advise you of the pendency of the action, inform you of the proposed settlement and provide you with an opportunity to be heard at the final approval hearing, if you so desire.

The Derivative Action was brought by Plaintiff against certain current or former officers and directors of Carrier Access seeking to remedy alleged breaches of fiduciary duty that allegedly occurred from October 21, 2003 through May 20, 2005 (the “Relevant Period”). Throughout the Relevant Period, Plaintiff alleges that the Individual Defendants issued numerous positive statements that falsely described Carrier Access’ financial performance; and subsequently on August 2, 2005, Carrier Access announced that it had restated its financial statements for the years 2003-2004, attributing the improper accounting practices that necessitated the restatement to a lack of effective internal financial controls. The Defendants have denied all of these allegations.

After Carrier Access voluntarily provided substantial amounts of requested information to Plaintiffs counsel, the parties through their counsel participated in a mediation conducted by retired United States District Judge Layn R. Phillips in July, 2007. The mediation resulted in the proposed settlement (the “Settlement”). The Stipulation and Agreement and Compromise, Settlement and Release was filed with the Court on August 9, 2007 (A full copy of the Stipulation may be obtained from the clerk’s office during normal business hours).

In summary, the Settlement provides that Plaintiff will settle the action, by among other things, granting a release of all claims that were and could have been asserted in the Derivative Action in exchange for Carrier Access’ adoption of certain corporate governance reforms. The Settlement also provides that Plaintiffs counsel will apply to the Court for an award of reasonable attorney’s fees and expenses not to exceed $355,000 and an award of an incentive fee to Plaintiff in an amount not to exceed $5,000.

The case is being settled because, while all parties are confident of prevailing if the litigation were to proceed, they also recognize the risks that their evaluations might not prove accurate and continuing the litigation could be expensive for all parties. Carrier Access also views the corporate governance policies that will be adopted, formalized or reconfirmed as part of the settlement as beneficial to Carrier Access and its shareholders.

The Stipulation of Settlement will become effective upon final judicial approval and the expiration of the specified period of time. Any person or entity that owned Carrier Access common stock during the Relevant Period alleged in the Complaint and who continuously owned Carrier Access stock through and as of the date of the Settlement Hearing may appear in person or by an attorney at the hearing and show cause, if any, why the Stipulation of Settlement should not be approved; why a judgment dismissing the litigation with prejudice as against the Defendants should not be entered and the claims of Carrier Access against the released persons should not be barred permanently; and/or why the application of Derivative Plaintiffs counsel for an award of attorney fees and expenses and for an incentive award to Plaintiff should not be approved. Before the Court will consider an objection, however, such objection must be made in writing and must include the objector’s name, address, telephone number and signatures and must be accompanied by formal proof of continuous ownership of Carrier Access stock through the date of the objection. Any shareholder that files a written objection and appears at the settlement hearing, either in person, or through counsel, must also be prepared to show continuous ownership through the date of Settlement Hearing. Any written objection must be filed with the Court and served upon the following at least twenty (20) days before the settlement hearing date: William B. Federman, FEDERMAN & SHERWOOD, 10205 N. Pennsylvania Avenue, Oklahoma City, Oklahoma 73120; and Douglas J. Clark, WILSON SONSINI GOODRICH & ROSATI, 650 Page Mill Road, Palo Alto, CA 94304-1050. Service of papers on counsel must be by hand delivery, or overnight courier service.

Any Carrier Access shareholder that does not submit an objection to the settlement in the manner described above will be deemed to have waived and shall be forever barred from making any objection or otherwise challenging the Settlement, the final judgment dismissing the Derivative Action or any other proceedings in the action, including an appeal.

Inquiries concerning this notice or the proposed Settlement may be made to Plaintiff’s counsel by writing to William B. Federman, Federman & Sherwood, 10205 N. Pennsylvania Ave., Oklahoma City, Oklahoma 73120.

Please do not contact the Court or the Clerk’s Office regarding this Notice.

Dated: November 8, 2007	BY ORDER OF UNITED STATES DISTRICT JUDGE MARCIA S. KRIEGER